Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 11, 2015, with respect to the financial statements of Intersect ENT, Inc. incorporated by reference in the Amendment No. 1 to the Registration Statement (Form S-1 No. 333-204342) and related Prospectus of Intersect ENT, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Jose, California

May 29, 2015